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                                                                   EXHIBIT h(13)


                             AIM SUMMIT FUND, INC.
                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of December 7, 1999, is entered into by and between AIM Summit Fund, Inc., a Maryland corporation (the "Company"), and AIM Summit Fund, a Delaware business trust (the "Trust"), acting on its own behalf and on behalf of its series portfolio AIM Summit Fund.

                                   BACKGROUND

     The Company is organized as a management investment company and is registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The Company currently publicly offers shares of its common stock through AIM Summit Investors Plans I and AIM Summit Investors Plans II, each a unit investment trust.

     The Company desires to change its form and place of organization by reorganizing as the Trust. In anticipation of such reorganization (the "Reorganization"), the Board of Trustees of the Trust has designated shares of beneficial interest in the Trust as an investment portfolio called AIM Summit Fund (the "Portfolio").

     The Reorganization will occur through the transfer of all of the assets of the Company to the Portfolio. In consideration of its receipt of these assets, the Portfolio will assume all of the liabilities of the Company, and the Trust will issue to the Company shares of beneficial interest in the Portfolio (the "Portfolio Shares"). The Company will then distribute the Portfolio Shares it has received to its shareholders.

     The Board of Directors of the Company has designated two classes of shares of the common stock of the Company: Class I shares and Class II shares. At the meeting of the Company's shareholders convened to consider the transactions contemplated by this Agreement, the shareholders will be asked to approve a Plan of Recapitalization pursuant to which the Company's Class II shares will be reclassified as Class I shares of the Company's common stock (the "Recapitalization"). If approved by shareholders, the Plan of Recapitalization will be effected prior to the Reorganization contemplated by this Agreement.

     The Reorganization is subject to, and shall be effected in accordance with, the terms of this Agreement. This Agreement is intended to be and is adopted by the Company and by the Trust, on its own behalf and on behalf of the Portfolio, as a Plan of Reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").
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     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

Any capitalized terms used herein and not otherwise defined shall have the meanings set forth in the preamble or background to this Agreement. In addition, the following terms shall have the following meanings:

     1.1 "Assets" shall mean all assets including, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on the Company's books, and other property owned by the Company at the Effective Time.

     1.2 "Closing" shall mean the consummation of the transfer of assets, assumption of liabilities and issuance of shares described in Sections 2.1, 2.2 and 2.3 of this Agreement, together with the related acts necessary to consummate the Reorganization, to occur on the date set forth in Section 3.1.

     1.3  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.4 "Company Share Class" shall mean each of the Class I and Class II shares of the common stock of the Company, if any such classes of Company Shares exist at the Effective Time.

     1.5 "Company Shares" shall mean the shares of the Company outstanding immediately prior to the Reorganization.

     1.6  "Effective Time" shall have the meaning set forth in Section 3.1.

     1.7 "Liabilities" shall mean all liabilities of the Company including, without limitation, all debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not determinable at the Effective Time, and whether or not specifically referred to herein.

     1.8 "Portfolio" shall mean the AIM Summit Fund series of shares of beneficial interest of the Trust

     1.9 "Portfolio Share Class" shall mean each class of shares representing an interest in the Portfolio, one of which shall correspond to one of the Company Share Classes. The Trust will designate Portfolio Share Classes only if Company Share Classes exist at the Effective Time.

     1.10 "Portfolio Shares" shall mean those shares of beneficial interest in the Portfolio, issued by the Trust to the Company in consideration of the Portfolio's receipt of the Company's Assets.

     1.11 "Recapitalization" shall mean the reclassification of the Class II shares of the Company as Class I shares of the Company's common stock
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pursuant to a Plan of Recapitalization adopted by the Board of Directors of the
Company and approved by the holders of the Class II shares.

     1.12  "Registration Statement" shall have the meaning set forth in Section
5.4

     1.13 "RIC" shall mean a regulated investment company under Subchapter M of the Code.

     1.14  "SEC" shall mean the Securities and Exchange Commission.

     1.15 "Shareholder(s)" shall mean the Company's shareholder(s) of record, determined as of the Effective Time.

     1.16  "Shareholders' Meeting" shall have the meaning set forth in Section
5.1.

     1.17  "Transfer Agent" shall have the meaning set forth in Section 2.3

     1.18  "1940 Act" shall mean the Investment Company Act of 1940, as amended.

2. PLAN OF REORGANIZATION.

     2.1 In the event the Recapitalization is approved by the Class II shareholders at the Shareholders' Meeting, the Reorganization shall be consummated as follows. The Company shall assign, sell convey, transfer and deliver all of the Assets to the Trust on behalf of the Portfolio. The Trust, on behalf of the Portfolio, in exchange therefor:

          (a) shall issue and deliver to the Company the number of full and fractional (rounded to the third decimal place) Portfolio Shares equal to the number of full and fractional Company Shares; and

          (b) shall assume all of the Company 's Liabilities.

Such transactions shall take place at the Closing.

     2.2 In the event that the Recapitalization is not approved by shareholders at the Shareholders meeting, the Reorganization will be consummated as follows:

          (a) The Trust shall designate the Portfolio Share Classes.

          (b) The Company shall assign, sell, convey and deliver all of the Assets to the Trust on behalf of the Portfolio. Those Assets attributed to the Company's Class I shares shall be attributed to the Portfolio's Class I shares and the Assets attributed to the Company's Class II shares shall be attributed to the Portfolio's Class II shares.

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          (c) The Trust, on behalf of the Portfolio, in exchange therefor:

             (i) shall issue and deliver to the Company the number of full and fractional (rounded to the third decimal place) Portfolio Shares of each Portfolio Share Class equal to the number of full and fractional Company Shares for each corresponding Company Share Class; and

             (ii) shall assume all of the Company's Liabilities; all of the Liabilities attributed to the Company's Class I shares will be attributed to the Portfolio's Class I shares and all of the Liabilities attributable to the Company's Class II shares shall be attributed to the Portfolio's Class II shares.

Such transactions shall take place at the Closing.

     2.3 At the Effective Time (or as soon thereafter as is reasonably practicable), (a) the Portfolio Shares issued pursuant to paragraph 5.2 shall be redeemed by the Trust for $1.00 and (b) the Company shall distribute the Portfolio Shares received by it pursuant to paragraph 2.1 or 2.2 to the Company's Shareholders in exchange for such Shareholders' Company Shares. Such distribution shall be accomplished through opening accounts, by the transfer agent for the Trust (the "Transfer Agent"), on the Trust's share transfer books in the Shareholders' names and transferring Portfolio Shares to such accounts. Each Shareholder's account shall be credited with the respective pro rata number of full and fractional (rounded to the third decimal place) Portfolio Shares (of each Portfolio Share Class if Company Share Classes exist at the Effective Time) due that Shareholder. All outstanding Company Shares, including those represented by certificates, shall simultaneously be canceled on the Company's share transfer books. The Trust shall not issue certificates representing the Portfolio Shares in connection with the Reorganization. However, certificates representing Company Shares shall represent Portfolio Shares after the Reorganization.

     2.4 As soon as reasonably practicable after distribution of the Portfolio Shares pursuant to paragraph 2.3, the Company shall dissolve its existence as corporation under Maryland law.

     2.5 Any transfer taxes payable on issuance of Portfolio Shares in a name other than that of the registered holder of the Company Shares exchanged therefor shall be paid by the person to whom such Portfolio Shares are to be issued, as a condition of such transfer.

     2.6 Any reporting responsibility of the Company to a public authority is, and shall remain its responsibility up to and including the date on which it is terminated.

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3. CLOSING.

     3.1 The Closing shall occur at the principal office of the Company on June 30, 2000, or on such other date and at such other place upon which the parties may agree. All acts taking place at the Closing shall be deemed to take place simultaneously as of the Company's and the Trust's close of business on the date of the Closing or at such other time as the parties may agree (the "Effective Time").

     3.2 The Company shall deliver to the Trust at the Closing a schedule of its Assets as of the Effective Time, which shall set forth all portfolio securities included therein, their adjusted tax basis and holding period by lot. The Company shall cause its custodian to deliver at the Closing a certificate of an authorized officer of the custodian stating that (a) the Assets held by the custodian will be transferred to the Portfolio at the Effective Time and (b) all necessary taxes in conjunction with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made.

     3.3 The Company shall deliver to the Trust at the Closing a list of the names and addresses of its Shareholders and the number of outstanding Company Shares owned by each Shareholder, all as of the Effective Time, certified by the Company's Secretary or Assistant Secretary. The Trust shall cause the Transfer Agent to deliver at the Closing a certificate as to the opening on the Trust's transfer books of accounts in the Shareholders' names. The Trust shall issue and deliver a confirmation to the Company evidencing the Portfolio Shares to be credited to the Company at the Effective Time or provide evidence satisfactory to the Company that such shares have been credited to the Company's account on such books. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, stock certificates, receipts, or other documents as the other party or its counsel may reasonably request.

     3.4 The Company and the Trust shall deliver to the other at the Closing a certificate executed in its name by its President or a Vice President in form and substance satisfactory to the recipient and dated the Effective Time, to the effect that the representations and warranties it made in this Agreement are true and correct at the Effective Time except as they may be affected by the transactions contemplated by this Agreement.

4. REPRESENTATIONS AND WARRANTIES.

     4.1  The Company represents and warrants as follows:

          (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland, and its Charter is on file with the Maryland Department of Assessments and Taxation;

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          (b) The Company is duly registered as an open-end series management investment company under the 1940 Act, and such registration is in full force and effect;

          (c) At the Closing, the Company will have good and marketable title to its Assets and full right, power, and authority to sell, assign, transfer, and deliver its Assets free of any liens or other encumbrances; and upon delivery and payment for the Assets, the Portfolio will acquire good and marketable title to the Assets;

          (d) The Portfolio Shares are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof;

          (e) The Company qualified for treatment as a RIC for each past taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year (and the Assets will be invested at all times through the Effective Time in a manner that ensures compliance with the foregoing); the Company has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it; and the Company has made all distributions for each such past taxable year that are necessary to avoid the imposition of federal excise tax or has paid or provided for the payment of any excise tax imposed for any such year;

          (f) There is no plan or intention of the Shareholders who individually own 5% or more of any Company Shares and, to the best of the Company's knowledge, there is no plan or intention of the remaining Shareholders to redeem or otherwise dispose of any Portfolio Shares to be received by them in the Reorganization. The Company does not anticipate dispositions of those shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of redemptions of shares of the Company as a series of an open-end investment company. Consequently, the Company expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be less than one percent (1%) of the shares of the Company outstanding as of the Effective Time;

          (g) The Liabilities were incurred by the Company in the ordinary course of its business and are associated with the Assets;

          (h) The Company is not under the jurisdiction of a court in a proceeding under Title 11 of the United States Code or similar case within the meaning of Section 368(a)(3)(A) of the Code;

          (i) As of the Effective Time, the Company will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire Company Shares except for the

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     right of investors to acquire its shares at net asset value in the normal course of its business as an open-end diversified management investment company operating under the 1940 Act;

          (j) At the Effective Time, the performance of this Agreement shall have been duly authorized by all necessary action by the Company's shareholders; and

          (k) Throughout the five-year period ending on the date of the Closing, the Company will have conducted its historic business within the meaning of
     Section 1.368-1(d) of the Income Tax Regulations under the Code in a substantially unchanged manner;

          (l) The fair market value of the Assets of the Company transferred to the Portfolio will equal or exceed the sum of the Liabilities assumed by the Portfolio plus the amount of Liabilities, if any, to which the transferred Assets are subject.

     4.2 The Trust represents and warrants, on its own behalf and on behalf of the Portfolio, to the Company as follows:

          (a) The Trust is a business trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and its Certificate of Trust has been duly filed in the office of the Secretary of State of Delaware;

          (b) At the Effective Time, the Trust will succeed to the Company's registration statement filed under the 1940 Act with the SEC and thus will become duly registered as an open-end management investment company under the 1940 Act;

          (c) At the Effective Time, the Portfolio will be a duly established and designated series of the Trust and any Portfolio Share Classes existing at the Effective Time will have been duly established and designated classes of Portfolio Shares.

          (d) The Portfolio has not commenced operations and nor will it commence operations until after the Closing;

          (e) Prior to the Effective Time, there will be no issued and outstanding shares of the Portfolio or any other securities issued by the Trust on behalf of the Portfolio, except as provided in paragraph 5.2;

          (f) No consideration other than Portfolio Shares (and the Portfolio's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

          (g) The Portfolio Shares to be issued and delivered to the Company hereunder will, at the Effective Time, have been duly authorized and, when issued and delivered as provided herein, will be duly and validly issued and outstanding shares of the Trust, fully paid and non-assessable;
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          (h) The Portfolio will meet all the requirements to qualify for treatment as a RIC for its taxable year in which the Reorganization occurs;

          (i) The Trust, on behalf of the Portfolio, has no plan or intention to issue additional Portfolio Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does the Trust, on behalf of the Portfolio, have any plan or intention to redeem or otherwise reacquire any Portfolio Shares issued pursuant to the Reorganization, other than in the ordinary course of its business or to the extent necessary to comply with its legal obligation under section 22(e) of the 1940 Act;

          (j) The Portfolio will actively continue the Company's business in substantially the same manner that the Company conducted that business immediately before the Reorganization; and the Portfolio has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of its business each dispositions necessary to maintain its qualification as a RIC, although in the ordinary course of its business the Portfolio will continuously review its investment portfolio (as the Company did before the Reorganization) to determine whether to retain or dispose of particular stocks or securities, including those included in the Assets;

          (k) There is no plan or intention for the Portfolio to be dissolved or merged into another corporation or business trust or "fund" thereof (within the meaning of section 851(g)(2) of the Code) following the Reorganization; and

     4.3 Each of the Company and the Trust, on its own behalf and on behalf of the Portfolio, as appropriate, represents and warrants as follows:

          (a) The fair market value of the Portfolio Shares received by each Shareholder will be approximately equal to the fair market value of the Company Shares surrendered in exchange therefor;

          (b) Immediately following consummation of the Reorganization, the Shareholders will own all the shares of the Portfolio and will own such shares solely by reason of their ownership of the Company Shares immediately before the Reorganization;

          (c) The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

          (d) There is no intercompany indebtedness between the Company and the Portfolio that was issued or acquired, or will be settled, at a discount; and

          (e) Immediately following consummation of the Reorganization, the Portfolio will hold the same assets, except for assets distributed to shareholders in the course of its business as a RIC and assets used to pay
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     expenses incurred in connection with the Reorganization, and be subject to the same liabilities that the Company held or was subject to immediately prior to the Reorganization. Assets used to pay expenses, all redemptions and distributions (other than regular, normal dividends) made by the Company after the date of this Agreement will, in the aggregate, constitute less than one percent (1%) of its net assets.

5. COVENANTS.

     5.1 As soon as practicable after the date of this Agreement, the Company shall call a meeting of its shareholders (the "Shareholders Meeting") to consider and act on this Agreement. The Board of Directors of the Company shall recommend that shareholders approve this Agreement and the transactions contemplated by this Agreement. Approval by shareholders of this Agreement will authorize the Company, and the Company hereby agrees, to vote on the matters referred to in paragraphs 5.2 and 5.3.

     5.2 The Trust's trustees shall authorize the issuance of, and the Trust shall issue, prior to the Closing, one Portfolio Share (in each Portfolio Share Class if so designated) to the Company in consideration of the payment of $1.00 per share for the purpose of enabling the Company to elect the Company's directors as the Trust's trustees (to serve without limit in time, except as they may resign or be removed by action of the Trust's trustees or shareholders), to ratify the selection of the Trust's independent accountants, and to vote on the matters referred to in paragraph 5.3;

     5.3 Immediately prior to the Closing, the Trust (on its own behalf and with respect to the Portfolio or each Portfolio Share Class, as appropriate) shall enter into a Master Investment Advisory Agreement, a Master Sub-Advisory Agreement, a Master Administrative Services Agreement, Master Distribution Agreements, a Custodian Agreement and a Transfer Agency and Servicing Agreement; shall adopt plans of distribution pursuant to Rule 12b-1 of the 1940 Act, a multiple class plan pursuant to Rule 18f-3 of the 1940 Act and shall enter into or adopt, as appropriate, such other agreements and plans as are necessary for the Portfolio's operation as a series of an open-end investment company. Each such agreement and plan shall have been approved by the Trust's trustees and, to the extent required by law, by such of those trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and by the Company as the sole shareholder of the Portfolio.

     5.4 The Company or the Trust, as appropriate, shall file with the SEC one or more post-effective amendments to the Company's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act, as amended (the "Registration Statement"), (i) which contain such amendments to such Registration Statement as are determined by the Company to be necessary and appropriate to effect the Reorganization and (ii) pursuant to which the Trust adopts such Registration Statement, as so amended, as its own,
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and shall use its best efforts to have such post-effective amendment or amendments to the Registration Statement become effective as of the Closing.

6. CONDITIONS PRECEDENT.

     The obligations of the Company and the Trust, on its own behalf and on behalf of the Portfolio, will be subject to (a) performance by the other party of all its obligations to be performed hereunder at or before the Effective Time, (b) all representations and warranties of the other party contained herein being true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated hereby, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, and (c) the further conditions that, at or before the Effective
Time:

     6.1 The shareholders of the Company shall have approved this Agreement and the transactions contemplated by this Agreement in accordance with applicable law.

     6.2 All necessary filings shall have been made with the SEC and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the parties to carry out the transactions contemplated hereby. All consents, orders, and permits of federal, state, and local regulatory authorities (including the SEC and state securities authorities) deemed necessary by either the Company or the Trust to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain such consults, orders, and permits would not involve a risk of a material adverse effect on the assets or properties of either the Company or the Portfolio, provided that either the Company or the Trust may for itself waive any of such conditions;

     6.3 Each of the Company and the Trust shall have received an opinion from Ballard Spahr Andrews & Ingersoll, LLP as to the federal income tax consequences mentioned below. In rendering such opinion, such counsel may rely as to factual matters, exclusively and without independent verification, on the representations made in this Agreement (or in separate letters of representation that the Company and the Trust shall use their best efforts to deliver to such counsel) and the certificates delivered pursuant to paragraph 3.4. Such opinion shall be substantially to the effect that, based on the facts and assumptions stated therein and conditioned on consummation of the Reorganization in accordance with this Agreement, for federal income tax purposes:

          (a) The Reorganization will constitute a reorganization within the meaning of section 368(a) of the Code, and the Company and the Portfolio will be "a party to a reorganization" within the meaning of section 368(b) of the Code;

          (b) No gain or loss will be recognized to the Company on the transfer of the Assets to the Portfolio in exchange solely for Portfolio Shares and the
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     Portfolio 's assumption of the Liabilities or on the subsequent distribution of Portfolio Shares to the Shareholders, in constructive exchange for their Company Shares, in liquidation of the Company;

          (c) No gain or loss will be recognized to the Portfolio on its receipt of the Assets in exchange for Portfolio Shares and its assumption of the Liabilities;

          (d) The Portfolio's basis for the Assets will be the same as the basis thereof in the Company's hands immediately before the Reorganization, and the Portfolio's holding period for the Assets will include the Company's holding period therefor;

          (e) A Shareholder will recognize no gain or loss on the constructive exchange of Company Shares solely for Portfolio Shares pursuant to the Reorganization; and

          (f) A Shareholder's basis for the shares of the Portfolio to be received in the Reorganization will be the same as the basis for the Company Shares to be constructively surrendered in exchange for such Portfolio Shares, and a Shareholder's holding period for such Portfolio Shares will include its holding period for the Company Shares constructively surrendered, provided that the Portfolio Shares are held as capital assets by the Shareholder at the Effective Time.

     6.4 No stop-order suspending the effectiveness of the Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the SEC (and not withdrawn or terminated).

     At any time prior to the Closing, any of the foregoing conditions (except those set forth in paragraph 6.1) may be waived by the directors/trustees of either the Company or the Trust if, in their judgment, such waiver will not have a material adverse effect on the interests of the Company's shareholders.

7. EXPENSES.

     Except as otherwise provided in subparagraph 4.3(c), all expenses incurred in connection with the transactions contemplated by this Agreement (regardless of whether they are consummated) will be borne by the parties as they mutually agree.

8. ENTIRE AGREEMENT.

     Neither party has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement between the parties.

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9. AMENDMENT.

     This Agreement may be amended, modified, or supplemented at any time, notwithstanding its approval by the Company's shareholders, in such manner as may be mutually agreed upon in writing by the parties; provided that following such approval no such amendment shall have a material adverse effect on the Shareholders' interests.

10. TERMINATION.

     This Agreement may be terminated at any time at or prior to the Effective Time, whether before or after approval by the Company's shareholders:

     10.1 By either the Company or the Trust (a) in the event of the other party's material breach of any representation, warranty, or covenant contained herein to be performed at or prior to the Effective Time, (b) if a condition to its obligations has not been met and it reasonably appears that such condition will not or cannot be met, or (c) if the Closing has not occurred on or before September 30, 2000; or

     10.2  By the parties' mutual agreement.

     Except as otherwise provided in Section 7, in the event of termination under paragraphs 10.1(c) or 10.2, there shall be no liability for damages on the part of either the Company or the Trust or Portfolio to the other.

11. MISCELLANEOUS.

     11.1 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware; provided that, in the case of any conflict between such laws and the federal securities laws, the latter shall govern.

     11.2 Nothing expressed or implied herein is intended or shall be construed to confer upon or give any person, firm, trust, or corporation other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

     11.3 The execution and delivery of this Agreement have been authorized by the Trust's trustees, and this Agreement has been executed and delivered by authorized officers of the Trust acting as such; neither such authorization by such trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them or any shareholder of the Trust personally, but shall bind only the assets and property of the Company, as provided in the Trust's Agreement and Declaration of Trust.

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     IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officers as of the day and year first written above.

Attest:                                 AIM SUMMIT FUND, INC.

                                        By:
------------------------------------          ---------------------------------
                                        Title:
                                              ---------------------------------

Attest:                                 AIM SUMMIT FUND

                                        By:
------------------------------------          ---------------------------------
                                        Title:
                                              ---------------------------------

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